         Bobbitt, Pittenger & Company, P.A.

                                                                                                           Certified Public Accountants

September 18, 2012

To The Board of Directors and Stockholders

 (formerly known as Digital Blue Dog, LLC, and

   BBHW Media Group, LLC)

Sarasota, Florida

We hereby consent to the use of our report dated September 18, 2012 with respect to the balance sheets of Digital Blue Dog, Inc. as of December 31, 2011 and 2010, and the related statement of operations, changes in stockholders' equity and cash flows for the years then ended, which report is included into the Registration Statement on Form S-1 under the Securities Act of 1933 dated on or about September 18, 2012. We also consent to the reference to our firm under the heading "Experts" in the Registration
Statement.

Certified Public Accountants

Sarasota, Florida